Exhibit 10.36

$25,000,000 REVOLVING CREDIT FACILITY

CREDIT AGREEMENT

by and among

ZUMIEZ INC.

and

THE OTHER BORROWERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,

as Bank

Dated as of December 20, 2024

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LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 5.2	-	SUBSIDIARIES

EXHIBITS

EXHIBIT A	-	REVOLVING CREDIT NOTES
EXHIBIT B		FORM OF PLEDGE AGREEMENT
EXHIBIT C	-	LOAN REQUEST

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of December 20, 2024 and is made by and among ZUMIEZ INC., a Washington corporation (the “Company”), ZUMIEZ EUROPE HOLDING GMBH, a corporation formed under the laws of Switzerland (“Zumiez Europe”), and BLUE TOMATO GMBH, a corporation formed under the laws of Austria (“Blue Tomato” and together with the Company and Zumiez Europe, collectively, the “Borrowers” and each a “Borrower”), and PNC BANK, NATIONAL ASSOCIATION (the “Bank”).

The Borrowers have requested the Bank to provide a revolving credit facility to the Borrowers in an aggregate principal amount not to exceed $25,000,000.00, including therein a Letter of Credit (as hereinafter defined) subfacility. In consideration of their mutual covenants and agreements hereinafter specified and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1 Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” shall mean this Credit Agreement, as the same may be amended, supplemented, modified or restated from time to time, including all schedules and exhibits.

“Alternative Currency” means Euros, Canadian Dollars, and Australian Dollars, in each case as long as there is a published Term RFR or Eurocurrency Rate, as applicable, or a Benchmark Replacement effected pursuant to Section 3.4 with respect thereto.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Bank in its sole discretion by reference to the applicable Bloomberg page (or such other publicly available service for displaying exchange rates as determined by the Bank from time to time), to be the exchange rate for the purchase of such Alternative Currency with Dollars on the date that is (i) with respect to Eurocurrency Rate Loans and Letters of Credit to which a Eurocurrency Rate would apply, the applicable Eurocurrency Rate Lookback Day, and (ii) with respect to Term RFR Loans and Letters of Credit to which a Term RFR would apply, the applicable Term RFR Lookback Day, and (iii) otherwise, with respect to Loans to which any other Interest Rate Option applies, the lookback date applicable thereto, in each case, prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Bank using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Sublimit” means an amount in Dollars equal to $15,000,000.00. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Borrower is located or doing business.

“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Borrower is located or doing business.

“Applicable Margin” means 1.00%.

“Applicable Time” means, with respect to any Loans and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Bank to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Australian Dollars” means the lawful currency of Australia.

“Authorized Officer” means, with respect to any Obligor, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer, Secretary, Chief Legal Officer, Managing Officer or Managing Director of such Obligor, any manager or the members (as applicable) in the case of any Obligor that is a limited liability company, or such other individuals, designated by written notice to the Bank from the Company, authorized to execute notices, reports and other documents on behalf of such Obligor required hereunder. The Company may amend such list of individuals from time to time by giving written notice of such amendment to the Bank.

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 3.4(a) or Section 3.4(b), to the extent any such determination affects the calculation of the Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.

“Base Rate Option” means Loans that bear interest at a fluctuating rate per annum equal to the Base Rate.

“Bail-In Action” shall mean the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Beneficial Owner” shall mean, for each Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blocked Property” means any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual or possible violation by the Bank of any applicable International Trade Law if the Bank were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

“Borrower” and “Borrowers” has the meanings specified in the introductory paragraph.

“Borrowing Date” means, with respect to any Loan, the date of the making, renewal, or conversion thereof, which shall be a Business Day.

“Borrowing Tranche” means specified portions of Revolving Credit Loans consisting of simultaneous loans under the same Interest Rate Option and in the same Currency, and in the case of Term Rate Loans, having the same Interest Period.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Bank); provided that for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any (i) Term SOFR Rate Loan, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day; (ii) Eurocurrency Rate Loan, the term “Business Day” means any such day that is also a Eurocurrency Banking Day; and (iii) Term RFR Loan, the term “Business Day” means any such day that is also a Term RFR Business Day.

“Canadian Dollars” means the lawful currency of Canada.

“Canadian Banking Day” means any day on which banks are open for business in Toronto, Ontario.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Bank as collateral for Letter of Credit Obligations or obligations, cash or deposit account balances in the applicable Currency or, if the Bank shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, collectively, such items described in clauses (a), (b), (c) and (d) of the definition of Permitted Investments.

“Cash Management Agreements” means agreements between any Obligor and the Bank relating to any Obligor’s deposit, sweep and other accounts at the Bank and related arrangements and agreements regarding the management and investment of such Obligor’s cash assets as in effect from time to time.

“Cash Management Bank” means any Person that, at the time it enters into an Other Lender Provided Financial Service Product, is the Bank or an Affiliate of the Bank, in its capacity as a party to such Other Lender Provided Financial Service Product.

“Certificate of Beneficial Ownership” means, for each Borrower, a certificate in form and substance acceptable to the Bank (as amended or modified by the Bank from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.

“CEA” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“CFTC” means the Commodity Futures Trading Commission.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Permitted Holders, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 40% or more of the Equity Interests of the Company; or (b) the Company shall cease to own, free and clear of all Liens or other encumbrances, directly or indirectly, beneficially and of record, at least 100% of the outstanding voting Equity Interests of each of Zumiez Europe and Blue Tomato on a fully diluted basis.

“Closing Date” means December 20, 2024.

“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” means the personal and/or real property of any Person granted as collateral to secure the Obligations for the benefit of the Bank.

“Collateral Documents” means the Pledge Agreement, and any other agreement, document or instrument granting a Lien in Collateral for the benefit of the Bank.

“Commercial Letter of Credit” means any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Borrowers in the ordinary course of their business.

“Commitment Fee” has the meaning set forth in Section 2.6.

“Compliance Authority” means (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury and its Office of Foreign Assets Control, and the U.S. Customs and Border Protection agency; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; (e) the United Nations Security Council; and (f) any other Official Body with jurisdiction to administer Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws with respect to the conduct of a Covered Entity.

“Confidential Information” has the meaning set forth in Section 10.9(c).

“Conforming Changes” means, with respect to the Term SOFR Rate, Term RFR, Eurocurrency Rate or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Bank decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate, Term RFR, Eurocurrency Rate, or such Benchmark Replacement and to permit the administration thereof by the Bank in a manner substantially consistent with market practice (or, if the Bank decides that adoption of any portion of such market practice is not administratively feasible or if the Bank determines that no market practice for the administration of the Term SOFR Rate, Term RFR, Eurocurrency Rate or the Benchmark Replacement exists, in such other manner of administration as the Bank decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“CORRA” means a rate equal to the Canadian Overnight Repo Rate Average as administered by the CORRA Administrator.

“CORRA Administrator” means the Bank of Canada (or any successor administrator of the Canadian Overnight Repo Rate Average).

“CORRA Administrator’s Website” means the Bank of Canada’s website, at https://www.bankofcanada.ca, or any successor source for the Canadian Overnight Repo Rate Average identified as such by the CORRA Administrator from time to time.

“Covered Entity” means (a) any Borrower and each of such Borrower’s Subsidiaries; (b) any Person who has pledged (or will pledge) Collateral under any Loan Document; and (c) each Person that, directly or indirectly, controls a Person described in clause (a) or (b) above.

“Currency” means Dollars or any Alternative Currency and “Currencies” shall mean, collectively, Dollars and each Alternative Currency.

“Daily Simple RFR” means, for any day (a “Daily RFR Day”), a rate per annum determined by the Bank (rounded upwards, at the Bank’s discretion, to the nearest 1/100 of 1%) equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to:

(a) Euro, €STR for the day (such day, adjusted as applicable as set forth herein, the “€STR Lookback Day”) that is two (2) Business Days prior to (A) if such Daily RFR Day is a Business Day, such Daily RFR Day or (B) if such Daily RFR Day is not a Business Day, the Business Day immediately preceding such Daily RFR Day, in each case, as such €STR is published by the €STR Administrator on the €STR Administrator’s Website; and

(b) Canadian Dollars, CORRA for the day (such day, adjusted as applicable as set forth herein, the “CORRA Lookback Day”) that is two (2) Canadian Banking Days prior to (A) if such Daily RFR Day is a Canadian Banking Day, such Daily RFR Day or (B) if such Daily RFR Day is not a Canadian Banking Day, the Canadian Banking Day immediately preceding such Daily RFR Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s Website;

provided, that if by 5:00 pm (local time for the applicable Daily Simple RFR) on the second (2nd) Business Day (or, in the case of CORRA, the second (2nd) Canadian Banking Day) immediately following any Daily Simple RFR Lookback Day, the RFR in respect of such Daily Simple RFR Lookback Day has not been published on the applicable RFR Administrator’s Website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR for such Daily Simple RFR Lookback Day will be the RFR as published in respect of the first preceding Business Day (or, in the case of CORRA, the first preceding Canadian Banking Day) for which such RFR was published on the Daily RFR Administrator’s Website; provided further that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive Daily RFR Days; provided further that if the Daily Simple RFR as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

The Daily Simple RFR for each outstanding Daily RFR Loan shall be adjusted automatically as of the effective date of any change in the applicable RFR without notice to the Borrowers. Determination by the Bank of the Daily Simple RFR shall be deemed conclusive absent manifest error.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Bank (rounded upwards, at the Bank’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrowers, effective on the date of any such change.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Dollar”, “Dollars”, “U.S. Dollars” and the symbol “$” means, in each case, the lawful currency of the United States of America.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Bank) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates as determined by the Bank from time to time) on the date that is the applicable Eurocurrency Rate Lookback Day (for amounts relating to Eurocurrency Rate Loans and Letters of Credit denominated in an Alternative Currency to which the Eurocurrency Rate would apply), or the applicable Term RFR Lookback Day (for amounts relating to Term RFR Loans and Letters of Credit denominated in an Alternative Currency to which a Term RFR would apply) immediately preceding the date of determination, or otherwise with respect to Loans to which any other Interest Rate Option applies, the lookback date applicable thereto (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Bank using any method of determination it deems appropriate in its sole discretion), and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Bank using any method of determination it deems appropriate in its sole discretion. Any determination by the Bank pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Domestic Subsidiary” means any Subsidiary of the Borrowers that is organized under the Laws of the United States, a State thereof, or the District of Columbia.

“Drawing Date” means as is specified in Section 2.5(c).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligibility Date” means, with respect to each Borrower and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Borrower, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Borrower is a party).

“Environmental Laws” means all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (a) pollution or pollution control; (b) protection of human health from exposure to regulated substances; (c) protection of the environment and/or natural resources; (d) employee safety in the workplace; (e) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (f) the presence of contamination; (g) the protection of endangered or threatened species; and (h) the protection of environmentally sensitive areas.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Event” means (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by the Company or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is in reorganization, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430.431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any member of the ERISA Group.

“ERISA Group” means, at any time, the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Company, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

“€STR” means a rate equal to the Euro Short Term Rate as administered by the €STR Administrator.

“€STR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).

“€STR Administrator’s Website” means the European Central Bank’s website, at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the €STR Administrator from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” has the meaning specified in the definition of “Eurocurrency Rate”.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency Banking Day” means any day which is, as applicable, for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (i) Euros, a TARGET Day, and (ii) Australian Dollars, any day on which banks are open for business in Australia.

“Eurocurrency Rate” means, for any Eurocurrency Rate Borrowing for any Interest Period, a rate per annum determined by the Bank (rounded upwards, at the Bank’s discretion, to the nearest 1/100 of 1%) equal to, for any Obligations, interest, fees, commissions, or other amounts denominated in, or calculated with respect to:

(a) Euros, the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period, as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing such quotations as determined by the Bank from time to time) at approximately 11:00 a.m. (Brussels time) two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period; provided, that if by such time the EURIBOR in respect of such day has not been so published, or if such day is not a Business Day, then the EURIBOR for such day will be the EURIBOR as published in respect of the first preceding Business Day for which such EURIBOR Rate was published thereon; provided further that any EURIBOR so determined based on the first preceeding Business Day shall be utilized for purposes of calculation of the Eurocurrency Rate for no more than three (3) consecutive Business Days (any such day, collectively, the “EURIBOR Lookback Day”); and

(b) Australian Dollars, the Australian Bank Bill Swap Bid Rate (or the successor thereto as approved by the Bank) as published by Bloomberg (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Bank from time to time) for a period equal in length to such Interest Period, at approximately 10:00 a.m. (Sydney, Australia time), two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period, as the rate for deposits in Australian Dollars with a maturity comparable to such Interest Period; provided, that if by such time the Australian Bank Bill Swap Bid Rate in respect of such day has not been so published, or such day is not a Business Day, then the Australian Bank Bill Swap Bid Rate for such day will be the Australian Bank Bill Swap Bid Rate as published in respect of the first preceding Business Day for which such Australian Bank Bill Swap Bid Rate was published thereon; provided further that any Australian Bank Bill Swap Bid Rate so determined based on the first preceeding Business Day shall be utilized for purposes of calculation of the Eurocurrency Rate for no more than three (3) consecutive Business Days (any such day, collectively, the “Australian Rate Lookback Day”);

provided that if the Eurocurrency Rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The Eurocurrency Rate for any Loans shall be based upon the Eurocurrency Rate for the Currency in which such Loans are requested. The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically without notice to the Borrowers on and as of the first day of each Interest Period. Determination of the Eurocurrency Rate by the Bank shall be deemed conclusive absent manifest error.

“Eurocurrency Rate Lookback Days” means, collectively, EURIBOR Lookback Day and Australian Rate Lookback Day, and each such day is a “Eurocurrency Rate Lookback Day”

“Eurocurrency Rate Borrowing” means, as to any Borrowing Tranche, a Eurocurrency Rate Loan comprising such Borrowing Tranche.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Eurocurrency Rate Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 3.1(a)(ii).

“Event of Default” means any of the events described in Section 9.1.

“Excluded Hedge Liability or Liabilities” means, with respect to each Borrower, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and (c) if there is more than one Borrower executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Bank or required to be withheld or deducted from a payment to the Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Bank being organized under the Laws of, or having its principal office or, in the case of the Bank, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of the Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Bank with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to a law in effect on the date on which (i) the Bank acquires such interest in such Loan or Revolving Credit Commitment or (ii) the Bank changes its lending office, (c) Taxes attributable to the Bank’s failure to comply with Section 4.6(f), and (d) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrowers to provide documentation or information to the IRS).

“Expiration Date” means, with respect to the Revolving Credit Commitment, December 20, 2025.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the aggregate Revolving Credit Commitments have been terminated, (b) all Obligations have been paid in full (other than (i) contingent indemnification obligations that are not yet due and (ii) obligations and liabilities under any Lender Provided Interest Rate Hedge, any Lender Provided Foreign Currency Hedge and any Other Lender Provided Financial Service Product (other than any such obligations for which written notice has been received by the Bank that either (x) amounts are currently due and payable under such Lender Provided Interest Rate Hedge, any Lender Provided Foreign Currency Hedge and any Other Lender Provided Financial Service Product, as applicable, or (y) no arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank have been made)), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto reasonably satisfactory to the Bank, including the provision of cash collateral, shall have been made).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Floor” means a rate of interest equal to zero percent (0%).

“Foreign Borrower” means each of Zumiez Europe and Blue Tomato.

“Foreign Currency Hedge” means any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

“Foreign Currency Hedge Liabilities” means as is specified in the definition of Lender Provided Foreign Currency Hedge.

“Foreign Subsidiary” means any Subsidiary of the Borrowers that is organized under the Laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

“Government Official” means any officer, employee, official, representative, or any Person acting for or on behalf of any Official Body, government-owned or government-controlled association, organization, business, or enterprise, or public international organization, any political party or official thereof and any candidate for political office.

“Guaranty” means, with respect to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly. The amount of obligations under a Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Bank in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Lender Provided Foreign Currency Hedge or Lender Provided Interest Rate Hedge, is the Bank or an Affiliate of the Bank, in its capacity as a party to such Lender Provided Foreign Currency Hedge or Lender Provided Interest Rate Hedge.

“Hedge Liabilities” means collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Indebtedness” means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of (a) borrowed money, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) obligations (contingent or otherwise) under any acceptance, letter of credit or similar facilities, (d) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate or currency risk management device, (e) any other transaction (including without limitation forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness), (f) any Guaranty of Indebtedness of a type referred to in clause (a) through (e) above, and (g) all obligations of the kind referred to in clauses (a) through (f) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

“Indemnitee” means as is specified in Section 10.3(b).

“Insolvency Proceeding” means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Borrower or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

“Interest Period” means the period of time selected by the Borrowers in connection with (and to apply to) any election permitted hereunder by the Borrowers to have Revolving Credit Loans bear interest under a Term Rate Loan Option. Subject to the last sentence of this definition and subject to availability for the interest rate applicable to the relevant Currency, such period shall be one month. Such Interest Period shall commence on the effective date of such Term Rate Loan Option, which shall be (i) the Borrowing Date if any Borrower is requesting new Loans, or (ii) the date of renewal of a Term Rate Loan Option if any Borrower is renewing a Term Rate Loan Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) the Borrowers shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date, and (C) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Interest Rate Hedge” means an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower in order to provide protection to, or minimize the impact upon, such Borrower of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” means as is specified in the definition of Lender Provided Interest Rate Hedge.

“Interest Rate Option” means the Term Rate Loan Option.

“International Trade Laws” means all Laws relating to economic and financial sanctions, trade embargoes, export controls, customs and anti-boycott measures.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Issuance Fee” means as is specified in Section 2.5(b).

“Joint Venture” means a corporation, partnership, limited liability company or other entity in which any Person other than the Borrowers and their Subsidiaries holds, directly or indirectly, an equity interest.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award, or any settlement arrangement, by agreement, consent or otherwise, of any Official Body, foreign or domestic.

“Lending Office” means the office or offices as the Bank may from time to time notify the Borrower.

“Lender Provided Foreign Currency Hedge” means a Foreign Currency Hedge which is entered into between any Borrower and any Hedge Bank that: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the Hedge Bank providing any Lender Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Borrower that is party to such Lender Provided Foreign Currency Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of each other Borrower, be secured obligations under any Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.3.

“Lender Provided Interest Rate Hedge” means an Interest Rate Hedge which is entered into between any Borrower and any Hedge Bank that: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the Hedge Bank providing any Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Borrower that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents, be “Obligations” of such Person and of each other Borrower and be secured obligations under any other Loan Document, as applicable, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.3.

“Letter of Credit” means as is specified in Section 2.5(a). Letters of Credit may be issued in Dollars or in any Alternative Currency.

“Letter of Credit Borrowing” means as is specified in Section 2.5(c)(iii).

“Letter of Credit Fees” means as is specified in Section 2.5(b).

“Letter of Credit Obligation” means, as of any date of determination, the aggregate Dollar Equivalent of the stated amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.

“Letter of Credit Sublimit” means as is specified in Section 2.5(a)(i).

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“LLC Division” means, in the event an Obligor is a limited liability company, (a) the division of any such Obligor into two or more newly formed limited liability companies (whether or not such Obligor is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the Laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Official Body that results or may result in, any such division.

“Loan Documents” means this Agreement, the Collateral Documents, the Notes, and any other instruments, certificates or documents delivered in connection herewith or therewith.

“Loan Request” means as is specified in Section 2.2.

“Loans” means, collectively, and “Loan” means, separately, all Revolving Credit Loans or any Revolving Credit Loan.

“Material Adverse Change” means any set of circumstances or events that (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations of the Obligors taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Obligors taken as a whole to duly and punctually pay or perform any of the Obligations, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Bank, to the extent permitted, to enforce its legal remedies pursuant to this Agreement or any other Loan Document.

“Multiemployer Plan” means any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Company or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years, has made or had an obligation to make such contributions, or to which the Company or any member of the ERISA Group has any liability (contingent or otherwise).

“Non-Qualifying Party” means any Borrower that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.

“Note” and collectively “Notes” means each promissory note in the form of Exhibit A evidencing the Revolving Credit Loans.

“Obligation” means any obligation or liability of any of the Borrowers or other credit support providers specified in the Loan Documents, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (a) this Agreement, the Notes, the Letters of Credit, or any other Loan Document whether to the Bank or its Affiliates or other persons provided for under such Loan Documents, (b) any Lender Provided Interest Rate Hedge, (c) any Lender Provided Foreign Currency Hedge, and (d) any Other Lender Provided Financial Service Product. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Obligors” means, collectively, the Borrowers and Zumiez Services, and “Obligor” means any of them.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Official Body” means the government of the United States of America or of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Order” means as is specified in Section 2.5(f).

“Other Connection Taxes” means, with respect to the Bank, Taxes imposed as a result of a present or former connection between the Bank and the jurisdiction imposing such Tax (other than connections arising from the Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Lender Provided Financial Service Product” means agreements or other arrangements entered into between any Borrower and any Cash Management Bank that provides any of the following products or services to any of the Borrowers: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, or (f) cash management, including controlled disbursement, overdraft lines, accounts or services.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overnight Bank Funding Rate” means for any day, (a) with respect to any amount denominated in Dollars, the rate comprising both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Bank for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Bank at such time (which determination shall be conclusive absent manifest error); provided, further, that if the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Bank in accordance with banking industry rules on interbank compensation (which determination shall be conclusive absent manifest error). Such rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.

“Participant” means as is specified in Section 10.8(b).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Plan” means at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (a) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group, (b) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years or (c) or to which the Company or any member of the ERISA Group may have any liability (contingent or otherwise).

“Permitted Holders” means Richard Brooks and Thomas D. Campion.

“Permitted Investments” means:

(a) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in 180 days or less from the date of acquisition;

(b) commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;

(c) demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition;

(d) money market or mutual funds whose investments are limited to those types of investments described in clauses (a)-(c) above; and

(e) investments made under the Cash Management Agreements.

“Permitted Liens” means:

(a) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable; and

(b) Liens in the Collateral in favor of the Bank.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any member of the ERISA Group or any such Plan to which the Company or any member of the ERISA Group is required to contribute on behalf of any of its employees.

“Pledge Agreement” means that certain Pledge and Control Agreement (Stocks, Bonds and Commercial Paper), in substantially the form attached hereto as Exhibit B to be executed and delivered by Zumiez Services to the Bank.

“Potential Default” means any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

“Prime Rate” means the interest rate per annum announced from time to time by the Bank at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Bank and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Office” means, with respect to any Currency, the main banking office of the Bank at 10500 NE 8th Street, 20th Floor, Bellevue, WA 98004, or such other address with respect to such Currency as the Bank may from time to time notify to the Borrowers.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Loan Party” means each Borrower (other than a Foreign Borrower) that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Reimbursement Obligation” means as is specified in Section 2.5(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board of Governors of the Federal Reserve System of the United States and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System of the United States or the Federal Reserve Bank of New York, or any successor thereto, and (b) with respect to a Benchmark Replacement in respect of Loans denominated in any Alternative Currency, (1) the central bank for the Currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relief Proceeding” means any proceeding seeking a decree or order for relief in respect of any Obligor in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Obligor for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

“Reportable Compliance Event” means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, by, or enters into a settlement with an Official Body in connection with any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or any predicate crime to any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (b) any Covered Entity engages in a transaction that has caused or would cause any Person hereunder (including the Bank, and any underwriter, advisor, investor, or otherwise) to be in violation of any Anti-Corruption Law or International Trade Law, including a Covered Entity’s use of any proceeds of the Loans hereunder to directly or indirectly fund any activities or business of, with, or for the benefit of any Person that is a Sanctioned Person, or to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction; (c) any pledged Collateral qualifies as Blocked Property; or (d) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the Anti-Corruption Law- or International Trade Law- specific representations and covenants herein.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Obligor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Obligor or any option, warrant or other right to acquire any such Equity Interests in any Obligor.

“Revaluation Date” means (a) with respect to each Borrowing Tranche of a Term Rate Loan denominated in an Alternative Currency, (i) each date of a borrowing, renewal, and conversion pursuant to the terms of this Agreement and (ii) such additional dates as the Bank shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the Bank under any Letter of Credit denominated in an Alternative Currency, and (iii) such additional dates as the Bank shall determine.

“Revolving Credit Commitment” means $25,000,000.00.

“Revolving Credit Facility” means the revolving loan facility provided pursuant to Article 2.

“Revolving Credit Loans” means, collectively, and Revolving Credit Loan means, separately, all Revolving Credit Loans or any Revolving Credit Loan made by the Bank to the Borrowers pursuant to Section 2.1 or Section 2.5(c).

“Revolving Facility Usage” means at any time the sum of the Dollar Equivalent of the outstanding Revolving Credit Loans and the Letter of Credit Obligations.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Bank to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Jurisdiction” means, at any time, a country, area, territory, or jurisdiction that is the subject or target of comprehensive U.S. sanctions.

“Sanctioned Person” means any Person that is (a) located in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any sanctions-related list maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of, or at the direction of, one or more Persons described in clauses (a) or (b) above.

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” means, 10 basis points (0.10%).

“SOFR Floor” means a rate of interest per annum equal to zero basis points (0%).

“Solvent” means, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standard & Poor’s” means S&P Global & Ratings Services, a division of S&P Global, Inc.

“Standby Letter of Credit” means a Letter of Credit issued to support obligations of one or more of the Borrowers, contingent or otherwise, which finance the working capital and business needs of the Borrowers incurred in the ordinary course of business.

“Statements” means as is specified in Section 5.6).

“Subsidiary”, of any Person, at any time means any corporation, trust, partnership, limited liability company or other business entity (a) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (b) which is Controlled or capable of being Controlled by such Person or one or more of such Person’s Subsidiaries.

“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap that is also a Lender Provided Interest Rate Hedge or a Lender Provided Foreign Currency Hedge.

“Sweep Rider” has the meaning set forth in Section 2.1.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system”.

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA, as administered by the Term CORRA Reference Rate Administrator.

“Term CORRA Reference Rate Administrator” means CanDeal Benchmark Administration Services Inc. or TSX Inc. (or any successor administrator of the Term CORRA Reference Rate selected by the Bank in its reasonable discretion).

“Term Rate Loan” means a Loan that bears interest at a rate based on the Term SOFR Rate, the Eurocurrency Rate, or the Term RFR.

“Term Rate Loan Option” means Loans that bear interest at the rate and under the terms specified in Section 3.1(a).

“Term RFR” means, for any Term RFR Borrowing for any Interest Period, a rate per annum determined by the Bank (rounded upwards, at the Bank’s discretion, to the nearest 1/100 of 1%) equal to, for any Obligations, interest, fees, commissions, or other amounts denominated in, or calculated with respect to Canadian Dollars, the Term CORRA Reference Rate for a period equal in length to such Interest Period, as displayed on a page or service providing such quotations as determined by the Bank from time to time (the “Term CORRA Rate”) at approximately 1:00 p.m. (Toronto time) two (2) Business Days prior to the commencement of such Interest Period; provided, that if by such time the Term CORRA Rate in respect of such day has not been so published, or if such day is not a Business Day, then the Term CORRA Rate for such day will be the Term CORRA Rate as published in respect of the first preceding Business Day for which such Term CORRA Rate was published thereon; provided further that any Term CORRA Rate so determined based on the first preceding Business Day shall be utilized for purposes of calculation of the Term CORRA Rate for no more than three (3) consecutive Business Days (any such day, collectively, the “Term CORRA Reference Rate Lookback Day”);

provided further that if the Term RFR as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The Term RFR for each outstanding Term RFR Loan shall be adjusted automatically on and as of the first day of each Interest Period without notice to the Borrowers. Determination of the Term RFR by Bank shall be deemed conclusive absent manifest error.

“Term RFR Adjustment” means with respect to Term RFR Loans, the applicable adjustment set forth in the table below:

Term RFR	Interest Period	Adjustment to Term RFR
Term CORRA Reference Rate	1 month	0.29547%

“Term RFR Administrator” means the Term CORRA Reference Rate Administrator.

“Term RFR Borrowing” means, as to any Borrowing Tranche, a Term RFR Loan comprising such Borrowing Tranche.

“Term RFR Business Day” means as applicable, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Canadian Dollars, a Canadian Banking Day.

“Term RFR Loan” means a Loan that bears interest at a rate based on a Term RFR.

“Term RFR Lookback Day” means the Term CORRA Reference Rate Lookback Day.

“Term RFR Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 3.1(a)(iii).

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Bank in its reasonable discretion).

“Term SOFR Rate” shall mean, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum determined by the Bank (rounded upwards, at the Bank’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrowers on and as of the first day of each Interest Period.

“Term SOFR Rate Loan” means a Loan that bears interest based on the Term SOFR Rate.

“Term SOFR Rate Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 3.1(a)(i).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“UCP” means as is specified in Section 10.10(a).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Withholding Agent” means any Borrower and the Bank.

“Write-down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Zumiez Services” means Zumiez Service Inc., a Washington corporation.

1.2 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (c) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person’s successors and assigns; (f) reference to this Agreement or any other Loan Document, means this Agreement or such other Loan Document, together with the schedules and exhibits hereto or thereto, as amended, modified, replaced, substituted for, superseded or restated from time to time (subject to any restrictions thereon specified in this

Agreement or the other applicable Loan Document); (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (h) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (j) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (k) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (l) unless otherwise specified, all references herein to times of day shall constitute references to Pacific Time.

1.3 Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP as in effect on the Closing Date applied on a basis consistent with those used in preparing the Statements referred to in Section 5.6. Notwithstanding the foregoing, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Bank shall so request, the Bank and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Bank); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrowers shall provide to the Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Statements referred to in Section 5.6 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.4 Benchmark Replacement Notification; Rates. Section 3.4(d) of this Agreement provides a mechanism for determining an alternative rate of interest in the event that any Benchmark, for any applicable Currency, is no longer available or in certain other circumstances. The Bank does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of or calculation of, or any other matter related to, any Benchmark, for any applicable Currency, or any component definition thereof or rates referred to in the definition thereof, or any alternative or successor rate thereto, or replacement rate therefor (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Bank and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark for any applicable Currency, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers or any other person or entity. The Bank may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.5 Exchange Rates; Currency Equivalents.

(a) The Bank shall determine the Dollar Equivalent amounts of Loans and Letters of Credit denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of the Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Bank.

(b) Wherever in this Agreement in connection with the initial advance, or the conversion, continuation or prepayment, of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (the resulting quotient rounded upwards, at the Bank’s discretion, to the nearest 1/100 of 1%), as determined by the Bank. All financial statements shall be set forth in Dollars. For purposes of preparing financial statements, calculating financial covenants, and determining compliance with covenants expressed in Dollars, Alternative Currencies shall be converted into Dollars in accordance with GAAP.

ARTICLE 2

REVOLVING CREDIT LOAN FACILITIES

2.1 Revolving Credit Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein specified, the Bank agrees to make Revolving Credit Loans in Dollars or in one or more Alternative Currencies to the Borrowers at any time or from time to time on or after the Closing Date to the Expiration Date; provided that after giving effect to each such Loan (i) the Revolving Facility Usage shall not exceed the Revolving Credit Commitment, and (ii) the Dollar Equivalent of the Revolving Facility Usage denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1. Revolving Credit Loans shall be Term Rate Loans, as further provided herein. The Revolving Credit Facility will include an investment and borrowing sweep feature on the terms and conditions of a Line of Credit and Investment Sweep Rider (the “Sweep Rider”) to be executed and delivered by the Company to the Bank in form and substance satisfactory to the Bank, the terms of which are hereby incorporated herein by reference. The Sweep Rider will remain in effect until such time (if any) as it is terminated in accordance with its terms.

2.2 Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrowers may from time to time prior to the Expiration Date request the Bank to make Revolving Credit Loans, by delivering to the Bank, not later than 10:00 a.m. Pacific Time,

(a) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans denominated in Dollars to which the Term SOFR Rate Option applies;

(b) four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans denominated in Alternative Currencies to which the Eurocurrency Rate Option applies; and/or

(c) four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans denominated in Alternative Currencies to which the Term RFR Option applies,

in each case, a duly completed request therefor substantially in the form of Exhibit C or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Bank may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the Currency, the Interest Rate Option, and the aggregate amount of the proposed Loans comprising each Borrowing Tranche, which amounts shall be in integral multiples of the Dollar Equivalent of $100,000.00 and not less than the Dollar Equivalent of $1,000,000.00 for each Borrowing Tranche under a Term Rate Loan Option. Subject to the terms and conditions of this Agreement, at the end of each Interest Period applicable to any Borrowing Tranche of Loans that bears interest under a Term Rate Loan Option, then, unless the applicable Borrowing Tranche is repaid as provided herein, such Borrowing Tranche shall automatically be continued under the applicable Term Rate Loan Option in its original Currency with the same Interest Period at the end of such Interest Period. In the case of the renewal of a Term Rate Loan Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day. No Loan denominated in any Currency may be converted into a Loan denominated in a different Currency.

2.3 Making Revolving Credit Loans; Repayment of Revolving Credit Loans.

(a) Making Revolving Credit Loans. The Bank shall, promptly after receipt by it of a Loan Request pursuant to Section 2.2 and subject to Section 6.2 and Section 6.3, fund such Revolving Credit Loans to the applicable Borrower in Same Day Funds at the Principal Office prior to 2:00 p.m. Pacific Time, on the applicable Borrowing Date. If no election as to Currency is specified in the applicable Loan Request, then the requested Loans shall be made in Dollars.

(b) Repayment of Revolving Credit Loans. The Borrowers shall repay the outstanding principal amount of all Revolving Credit Loans, together with all outstanding interest thereon, on the Expiration Date.

2.4 Notes. The Obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans, together with interest thereon, shall be evidenced by a revolving credit Notes, payable to the Bank in a face amount equal to the Revolving Credit Commitment.

2.5 Letter of Credit Subfacility.

(a) Issuance of Letters of Credit. Each may at any time prior to the Expiration Date request the issuance of a letter of credit denominated in Dollars or any Alternative Currency (each, a “Letter of Credit”) for its own account or the account of another Borrower or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Borrower deliver or transmit electronically to the Bank a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as the Bank may specify from time to time by no later than 10:00 a.m. Pacific Time at least five (5) Business Days, or such shorter period as may be agreed to by the Bank, in advance of the proposed date of issuance. Each Letter of Credit may be a Standby Letter of Credit or a Commercial Letter of Credit, subject to the limitations set forth below. The Borrowers shall authorize and direct the Bank to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit.

(i) Unless the Bank has received notice from any Borrower, at least one (1) day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Article 6 is not satisfied, then, subject to the terms and conditions hereof, the Bank or any of the Bank’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension; provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than the date that is 364 days after the Expiration Date and provided, further, that in no event shall (1) the Letter of Credit Obligations consisting of Standby Letters of Credit exceed, at any one time, $17,500,000.00 (the “Standby LC Sublimit”), (2) the Letter of Credit Obligations consisting of Commercial Letters of Credit exceed, at any one time, $10,000,000.00 (the “Commercial LC Sublimit” and together with the Standby LC Sublimit, collectively, the “Letter of Credit Sublimit”), (2) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitment, or (3) the Dollar Equivalent of the Revolving Facility Usage denominated in Alternative Currencies exceed the Alternative Currency Sublimit. Each request by a Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by such Borrower that it shall be in compliance with the preceding sentence and with Article 6 after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the Bank will also deliver to the applicable Borrower a true and complete copy of such Letter of Credit or amendment. If the Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing, or if, on the Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations. Each Borrower hereby grants to the Bank a security interest in all cash collateral pledged pursuant to this Section or otherwise under this Agreement.

(ii) Notwithstanding Section 2.5(a)(i), the Bank shall not be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain the Bank from issuing the Letter of Credit, or any Law applicable to the Bank or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over the Bank shall prohibit, or request that the Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular, or shall impose upon the Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or any such order, judgment or decree, or Law request or directive, shall impose upon the Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Bank in good faith deems material to it, or (B) the issuance of the Letter of Credit would violate one or more policies of the Bank applicable to letters of credit generally.

(b) Letter of Credit Fees. The Borrowers shall pay to the Bank in Dollars or, at the Bank’s option, the Alternative Currency in which the Letter of Credit is issued the following Letter of Credit fees (collectively, the “Letter of Credit Fees”): (i) for each Standby Letter of Credit, a fee equal to the Applicable Margin times the Dollar Equivalent of the daily stated amount available to be drawn under each such Letter of Credit, and (ii ) for each Commercial Letter of Credit, a fee equal to 0.125% per annum times the Dollar Equivalent of the daily stated amount available to be drawn under each such Letter of Credit (it being understood and agreed that in no event shall the Letter of Credit Fees in respect of any Letter of Credit be less than the Bank’s minimum fee in effect from time to time). All Letter of Credit Fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable in Dollars quarterly in arrears on the first Business Day of each calendar quarter. The Issuance Fee will be fully earned and shall be due and payable on the issuance date of the Letter of Credit and on each annual anniversary date thereafter during the term of the Letter of Credit. The Borrowers shall also pay (in Dollars) to the Bank for the Bank’s sole account the Bank’s then-in-effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Bank may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

(c) Disbursements, Reimbursement.

(i) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Bank will promptly notify the applicable Borrower thereof. Provided that it shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse the Bank shall sometimes be referred to as a “Reimbursement Obligation”) the Bank prior to 12:00 noon on each date that an amount is paid by the Bank under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Bank an amount, in the Currency of the drawing under such Letter of Credit, equal to the amount so paid by the Bank. In the event the Borrowers fail to reimburse the Bank for the full amount of any drawing under any Letter of Credit, in the Currency of such drawing, by 12:00 noon on the Drawing Date, the Borrowers shall be deemed to have requested that Revolving Credit Loans be made by the Bank in Dollars (and, if the Letter of Credit was denominated in an Alternative Currency, in the Dollar Equivalent amount to the amount paid by the Bank in such Alternative Currency on the Drawing Date thereof) under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, in each case subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions specified in Section 6.2 and Section 6.3 other than any notice requirements.

(ii) With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans in Dollars under the Base Rate Option to the Borrowers in whole or in part as contemplated by Section 2.5(c)(i), because of the Borrowers’ failure to satisfy the conditions specified in Section 6.2 and Section 6.3 other than any notice requirements, or for any other reason, the Borrowers shall be deemed to have incurred from the Bank a borrowing (each a “Letter of Credit Borrowing”) in Dollars in the amount of such drawing (and, if the Letter of Credit was denominated in an Alternative Currency, in the Dollar Equivalent amount to the amount paid by the Bank in such Alternative Currency on the Drawing Date thereof). Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option.

(d) Documentation. Each Borrower agrees to be bound by the terms of the Bank’s application and agreement for letters of credit and the Bank’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Borrower’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern.

(e) Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

(f) Liability for Acts and Omissions. Each Borrower agrees that any action or omission by the Bank or any of its correspondents in connection with any Letter of Credit or presentation thereunder shall be binding on such Borrower and shall not result in any liability of the Bank or any of its correspondents to such Borrower in the absence of the gross negligence or willful misconduct of the Bank. Without limiting the generality of the foregoing, the Bank and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Bank or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Bank or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the Laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Bank or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each, an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit. Notwithstanding the foregoing, in no event shall the Bank or its Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit. Each Borrower acknowledges that the rights and obligations of the Bank under a Letter of Credit are independent of the existence, performance or nonperformance of any contract or arrangement underlying such Letter of Credit, including contracts or arrangements between the Borrower and the beneficiary of the Letter of Credit and between the Borrower and the Bank.

2.6 Commitment Fee. The Borrowers shall pay to the Bank a fully-earned, non-refundable commitment fee for the Revolving Credit Commitment equal to $25,000.00, which fee shall be due and payable in full on the date of this Agreement (the “Commitment Fee”).

2.7 Co-Borrower Provisions. The Obligations of the Company shall be joint and several in nature regardless of which Person actually receives Loans hereunder or the amount of such Loans received or the manner in which the Bank accounts for such Loans on its books and records. Each of the Foreign Borrowers hereby irrevocably appoints and designates the Company as its representative and agent for all purposes of this Agreement and the other Loan Documents, including, without limitation, requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents, and all other dealings with the Bank. The Company hereby accepts such appointment. Each Foreign Borrower agrees that (a) the Company may execute such documents on behalf of any Foreign Borrower as the Company deems appropriate in its sole discretion and each Foreign Borrower shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Bank to the Company shall be deemed delivered to each Borrower and (c) the Bank may accept, and be permitted to rely on, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) or any document, instrument or agreement executed or delivered by the Company on behalf of any Borrower. The Bank may give any notice or communication with a Borrower hereunder to Company on behalf of such Borrower. The Bank shall have the right, in its discretion, to deal exclusively with the Company for all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking on its behalf by the Company shall be binding upon and enforceable against it.

2.8 Liability of Borrowers.

Notwithstanding anything contained to the contrary herein or in any Loan Document, the Obligations of all Foreign Borrowers shall be several in nature, and no Foreign Borrower, in its capacity as a Foreign Borrower, will be liable for the Obligations of another Borrower (other than Obligations of the Company with respect to Loans made to such Foreign Borrower). The Company is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Bank under this Agreement and the other documents evidencing the Obligations, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each of them.

(a) The Company jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with respect to the payment and performance of all of the Obligations.

(b) If and to the extent that a Foreign Borrower fails to make any payment with respect to any of the Obligations as and when due or to perform any obligations under the Loan Documents in accordance with the terms thereof, then in each such event, the Company will make such payment with respect to, or perform, such obligation.

(c) The obligations of the Company under the provisions of this Section 2.8 constitute full recourse obligations of the Company, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other suretyship defenses.

(d) Except as otherwise expressly provided herein, the Company hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement or any other Loan Document), or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Bank under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Bank at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Bank in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, the Company assents to any other action or delay in acting or any failure to act on the part of the Bank, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable Laws or regulations thereunder which might, but for the provisions of this Section 2.8, afford grounds for terminating, discharging or relieving the Company, in whole or in part, from any of its obligations under this Section 2.8, it being the intention of the Company that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of the Company under this Section 2.8 shall not be discharged except by performance and then only to the extent of such performance. The obligations of the Company under this Section 2.8 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower or the Bank.

(e) The provisions of this Section 2.8 are made for the benefit of the Bank and its successors and assigns, and may be enforced by any such Person from time to time against the Company as often as occasion therefore may arise and without requirement on the part of the Bank first to marshal any of its claims or to exercise any of its rights against any other Borrower or to exhaust any remedies available to it against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 2.8 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Bank upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.8 will forthwith be reinstated and in effect as though such payment had not been made.

(f) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or other documents evidencing the Obligations, the obligations of the Company hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable Debtor Relief Laws.

ARTICLE 3

INTEREST RATES

3.1 Interest Rate Options. The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the applicable Interest Rate Options specified below applicable to the Revolving Credit Loans; provided that if an Event of Default exists and is continuing, then for so long as such Event of Default or Potential Default is continuing, no outstanding Borrowing Tranche may be converted to or continued as a Term SOFR Rate Loan, Term RFR Loan or Eurocurrency Rate Loan, and the Bank may demand that each Eurocurrency Rate Loan, Term SOFR Rate Loan or Term RFR Loan be automatically converted to the Base Rate Option denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Alternative Currency, if applicable) immediately, subject to the obligation of the Borrowers to pay any indemnity under Section 4.7 in connection with any such conversion, or at the end of the applicable Interest Period. If at any time the designated rate applicable to any Loan made by the Bank exceeds the Bank’s highest lawful rate, the rate of interest on such Loan shall be limited to the Bank’s highest lawful rate. The applicable Base Rate, Eurocurrency Rate, Term SOFR Rate, or Term RFR shall be determined by the Bank, and such determination shall be conclusive absent manifest error. Interest on the principal amount of each Loan denominated in an Alternative Currency shall be paid by the Borrowers in such Alternative Currency.

(a) Revolving Credit Interest Rate Options. The Borrowers shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i) Revolving Credit Loan Term SOFR Rate Option. In the case of Term SOFR Rate Loans, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Term SOFR Rate as determined for each applicable Interest Period plus the SOFR Adjustment plus the Applicable Margin;

(ii) Revolving Credit Eurocurrency Rate Option. In the case of Eurocurrency Rate Loans denominated in Euros, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Eurocurrency Rate for such Currency as determined for each applicable Interest Period plus the Applicable Margin. In the case of Eurocurrency Rate Loans denominated in Australian Dollars, a rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Eurocurrency Rate for such Currency as determined for each applicable Interest Period plus the Applicable Margin; or

(iii) Revolving Credit Term RFR Option. In the case of Term RFR Loans denominated in Canadian Dollars, a rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Term RFR for such Currency as determined for each applicable Interest Period plus the Term RFR Adjustment plus the Applicable Margin.

(b) Rate Quotations. The Borrowers may call the Bank on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Bank nor affect the rate of interest which thereafter is actually in effect when the election is made.

3.2 Conforming Changes Relating to Term SOFR Rate, Eurocurrency Rate, or Term RFR. With respect to the Term SOFR Rate, the Eurocurrency Rate, or the Term RFR, the Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, the Bank shall provide notice to the Company of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

3.3 Interest After Default. To the extent permitted by Law, upon the existence and continuation of an Event of Default and until such time such Event of Default shall have been cured or waived, at the discretion of the Bank:

(a) Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.5(b) or Section 3.1, respectively, shall be increased by 2.0% per annum;

(b) Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable until the time such Obligation is paid in full; and

(c) Acknowledgment. The Borrowers acknowledges that the increase in rates referred to in this Section 3.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Bank is entitled to additional compensation for such risk; and all such interest shall be payable by Borrowers upon demand by the Bank.

3.4 Rate Unascertainable; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting.

(a) Unascertainable; Increased Costs; Deposits Not Available. If at any time:

(i) the Bank shall have determined (which determination shall be conclusive and binding absent manifest error) that

(1) the Eurocurrency Rate, Term RFR, or Term SOFR Rate cannot be determined pursuant to the definition thereof; or

(2) with respect to any Loan denominated in an Alternative Currency, a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls); or

(ii) with respect to any Eurocurrency Rate Loan or any request therefor or a conversion thereto or a continuation thereof, the Bank has determined (which determination shall be conclusive and binding absent manifest error) that deposits in the applicable Currency are not being offered to banks in the applicable offshore interbank market for the applicable Currency, amount or Interest Period of such Eurocurrency Rate Loan; or

(iii) with respect to any Term RFR Loan or any request therefor or a conversion thereto or a continuation thereof, the Bank has determined (which determination shall be conclusive and binding absent manifest error) that deposits in the applicable Currency are not being offered to banks in the applicable offshore interbank market for the applicable Currency, amount or Interest Period of such Term RFR Loan; or

(iv) the Bank has determined that for any reason in connection with any request for a Eurocurrency Rate, Term RFR, Term SOFR Rate Loan or a conversion thereto or continuation thereof that the Term SOFR Rate, Eurocurrency Rate or Term RFR does not adequately and fairly reflect the cost to the Bank of funding, establishing or maintaining such Loans during the applicable Interest Period, then the Bank shall have the rights specified in Section 3.4(c).

(b) Illegality. If at any time the Bank shall have determined, or any Official Body shall have asserted, that the making, maintenance or funding of any Loan to which any Interest Rate Option applies, or the determination or charging of interest rates based upon any Interest Rate Option has been made impracticable or unlawful by compliance by the Bank in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or any Official Body has imposed material restrictions on the authority of the Bank to purchase, sell, or take deposits of any Currency in the applicable interbank market for the applicable Currency, then the Bank shall have the rights specified in Section 3.4(c).

(c) Bank’s Rights. In the case of any event specified in Section 3.4(a) or Section 3.4(b) above, the Bank shall promptly notify the Company thereof.

(i) Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of the Bank to allow the Borrowers to select, convert to, renew, or continue a Loan under the affected Interest Rate Option in each such Currency shall be suspended (to the extent of the affected Interest Rate Option, or the applicable Interest Periods) until the Bank shall have later notified the Borrowers of the Bank’s determination that the circumstances giving rise to such previous determination no longer exist.

(ii) Upon a determination by Bank under Section 3.4(a), (a) if the Borrowers have previously notified the Bank of its selection of or renewal of an affected Interest Rate Option, and such Interest Rate Option has not yet gone into effect, such notification shall (i) with regard to any such pending request for Loans denominated in Dollars, be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans in the amount specified therein and (ii) with regard to any such pending request for Loans denominated in an Alternative Currency, be deemed ineffective (in each case to the extent of the affected Interest Rate Option, or the applicable Interest Periods), (b) any outstanding affected Loans denominated in Dollars shall be deemed to have been converted into the Base Rate Option at the end of the applicable Interest Period, and (c) any outstanding affected Loans denominated in an Alternative Currency shall, at the Borrowers’ election, either be converted into Base Rate Option Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the applicable Interest Period or prepaid in full at the end of the applicable Interest Period; provided, however that absent notice from the Borrowers of conversion or prepayment, such Loans shall automatically be converted to Base Rate Option Loans (in an amount equal to the Dollar Equivalent of such Alternative Currency).

(iii) If the Bank notifies the Company of a determination under Section 3.4(b), the Borrowers shall, subject to the Borrowers’ indemnification Obligations under Section 4.7, as to any Loan to which an affected Interest Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan (which shall be, with respect to Loans denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such Alternative

Currency) or prepay such Loan in accordance with Section 4.2. Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan (which shall be, with respect to Loans denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such Alternative Currency) upon such specified date.

(d) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark for any Currency, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2), (3), or (4) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Company without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Bank may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Bank will promptly notify the Company of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Bank will notify the Company of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Bank pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Bank in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrowers may revoke any pending request for a Loan bearing interest based on or with reference to such Benchmark or conversion to or continuation of Loans bearing interest based on or with reference to the affected Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Loan or conversion to Loans denominated in Dollars (in the case of Loans denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such Alternative Currency) bearing interest under the Base Rate Option. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi) Definitions. As used in this Section:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, if such Benchmark for such Currency is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of this Section.

“Benchmark” means, initially, with respect to Obligations, interest, fees, commissions, or other amounts denominated in, or calculated with respect to, (a) Dollars, SOFR and the Term SOFR Reference Rate, (b) Canadian Dollars, the Term RFR applicable for such Currency, or (c) Euros or Australian Dollars, the Eurocurrency Rate applicable for such Currency; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first applicable alternative set forth in the order below that can be determined by the Bank for the applicable Benchmark Replacement Date:

(1) where the Benchmark is Term SOFR, the sum of: (A) Daily Simple SOFR and (B) the SOFR Adjustment;

(2) where the Benchmark is EURIBOR, the sum of: (A) Daily Simple RFR for Euros (€STR) and (B) the related Benchmark Replacement Adjustment;

(3) where the Benchmark is the Term CORRA Reference Rate, the sum of: (A) the Daily Simple RFR for Canadian Dollars (CORRA) and (B) the related Benchmark Replacement Adjustment; and

(4) the sum of (A) the alternate benchmark rate that has been selected by the Bank and the Company, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (B) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement as determined pursuant to the foregoing would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Bank in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement , the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Bank and the Company, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.

“Benchmark Replacement Date” means a date and time determined by the Bank, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Bank, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark for any Currency:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by an Official Body having jurisdiction over the Bank, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Bank announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for any Currency for all purposes hereunder and under any Loan Document in accordance with this Section 3.4(d) titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for such Currency for all purposes hereunder and under any Loan Document in accordance with this Section 3.4(d) titled “Benchmark Replacement Setting.”

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

ARTICLE 4

PAYMENTS; TAXES; YIELD MAINTENANCE

4.1 Payments. All payments and prepayments to be made in respect of principal, interest, the Commitment Fee, Letter of Credit Fees, or other fees or amounts due from the Borrowers hereunder shall be payable prior to (i) except with respect to principal and interest on Loans denominated in an Alternative Currency, 11:00 a.m. Pacific Time and (ii) with respect to principal and interest on Loans denominated in an Alternative Currency, the Applicable Time specified by the Bank, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Bank at the Principal Office in the same Currency in which such Loan was funded, in Same Day Funds. The Bank’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement. Without limiting the generality of the foregoing, the Bank may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrowers are prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrowers shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. All fees hereunder and any other Loan Document shall be payable in Dollars.

4.2 Voluntary Prepayments.

(a) Right to Prepay. The Borrowers shall have the right at their option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 4.5 and Section 4.7). Except as provided in the Sweep Rider, whenever the Borrowers desires to prepay any part of the Loans, they shall provide a prepayment notice to the Bank by 1:00 p.m. Pacific Time (i) at least three (3) Business Days prior to the date of prepayment of the Revolving Credit Loans denominated in Dollars that bear interest at the Term SOFR Rate Option; (ii) at least four (4) Business Days prior to the date of prepayment of the Revolving Credit Loans denominated in Alternative Currencies that bear interest at the Eurocurrency Rate Option; or (iii) at least four (4) Business Days prior to the date of prepayment of the Revolving Credit Loans denominated in Alternative Currencies that bear interest at the Term RFR Option, in each case of the foregoing option in this Section 4.2(a), setting forth the following information:

(i) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(ii) a statement indicating the application of the prepayment among Loans to which the Term SOFR Rate Option applies, the Eurocurrency Rate Option applies; and the Term RFR Option applies; and

(iii) the Currency of such Loan and total principal amount of such prepayment, which shall not be less than the lesser of (A) the Revolving Facility Usage or (B) $500,000.00 for any Revolving Credit Loan.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 3.4(c), if the Borrowers prepay a Loan but fails to specify the applicable Borrowing Tranche which the Borrowers are prepaying, the prepayment shall be applied first to Term Rate Loans denominated in Dollars, then to Term RFR Loans and then to Eurocurrency Rate Loans. Any prepayment hereunder shall be subject to the Borrowers’ Obligation to indemnify the Bank under Section 4.7.

4.3 Mandatory Prepayments. If the Bank notifies the Company at any time that the Dollar Equivalent of the Revolving Facility Usage denominated in Alternative Currencies exceeds an amount equal to 105% of the Alternative Currency Sublimit then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans or Cash Collateralize Letters of Credit in an aggregate amount sufficient to reduce such amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit.

4.4 Interest Payment Dates. Interest shall be due and payable on the last day of each Interest Period for the Loans. Interest on mandatory prepayments of principal under Section 4.3 shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise). Interest shall be computed to, but excluding, the date payment is due.

4.5 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Bank;

(ii) subject the Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on the Bank or the relevant market, any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by the Bank or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Bank of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to the Bank of participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or any other amount) then, upon request of the Bank, the Borrowers will pay to the Bank such additional amount or amounts as will compensate the Bank for such additional costs incurred or reduction suffered; provided that upon the occurrence of any Change in Law imposing a reserve percentage on any interest rate based on SOFR, a Eurocurrency Rate or a Term RFR, the Bank, in its reasonable discretion, may modify the calculation of each such SOFR, Eurocurrency Rate, or Term RFR based interest rate to add (or otherwise account for) such reserve percentage.

(b) Capital Requirements. If Bank determines that any Change in Law affecting the Bank or the Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of the Bank or the Loans made by the Bank, or the Letters of Credit issued by the Bank, to a level below that which the Bank or the Bank’s holding company could have achieved but for such Change in Law (taking into consideration the Bank’s policies and the policies of the Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the Bank setting forth the amount or amounts necessary to compensate the Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Borrowers shall pay the Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate the Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Bank notifies the Company of the Change in Law giving rise to such increased costs or reductions and of the Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

4.6 Taxes.

(a) Applicable Law. For purposes of this Section 4.6, the term “applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.6) the Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Bank timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrowers. The Borrowers shall indemnify the Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.6) payable or paid by the Bank or required to be withheld or deducted from a payment to the Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Company by the Bank shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to an Official Body pursuant to this Section 4.6, such Borrower shall deliver to the Bank the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Bank.

(f) Status of Bank.

(i) To the extent that the Bank is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Bank shall deliver to the Company, at the time or times reasonably requested by the Company, such properly completed and executed documentation reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Bank, if reasonably requested by the Company, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company as will enable the Company to determine whether or not the Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject the Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Bank.

(ii) If a payment made to the Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Bank shall deliver to the Company at the time or times prescribed by Law and at such time or times reasonably requested by the Company such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company as may be necessary for the Company to comply with its obligations under FATCA and to determine that the Bank has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.6 (including by the payment of additional amounts pursuant to this Section 4.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 4.6(f) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 4.6(f)), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.6(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 4.6 shall survive the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all Obligations.

4.7 Indemnity. In addition to the compensation or payments required by Section 4.5 or Section 4.6, the Borrowers shall indemnify the Bank against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) that the Bank sustains or incurs as a consequence of any:

(a) payment, prepayment, conversion or renewal of any Loan to which on a day other than the last day of the corresponding Interest Period whether or not any such payment or prepayment is mandatory, voluntary, or automatic and whether or not any such payment or prepayment is then due; or

(b) attempt by any Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.2 or notice relating to prepayments under Section 4.2 or failure by any Borrower (for a reason other than the failure of the Bank to make a Loan) to prepay, borrow, continue or convert any Loan on the date or in the amount notified by any Borrower, or

(c) the failure by any Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency.

If the Bank sustains or incurs any such loss or expense, it shall from time to time notify the Company of the amount determined in good faith by the Bank (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as the Bank shall deem reasonable) to be necessary to indemnify the Bank for such loss or expense. Such notice shall specify in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to the Bank ten (10) Business Days after such notice is given.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Borrowers, jointly and severally, represent and warrant to the Bank as follows:

5.1 Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each Obligor (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing (or the local equivalent) under the Laws of its jurisdiction of organization, (b) has all necessary lawful power and authority, and all necessary licenses, approvals and authorizations to own or lease its properties and to engage in the business it presently conducts or currently proposes to conduct, (c) is duly licensed or qualified and in good standing (or the local equivalent) in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary and the absence of such licensing or qualification would reasonably be expected to result in a Material Adverse Change, (d) has full power and authority to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations, and all such actions have been duly authorized by all necessary action and proceedings on its part, (e) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 5.15) in all jurisdictions in which such Obligor is presently or will be doing business except where (i) the failure to do so, either individually or in the aggregate, would not reasonably be expected to constitute a Material Adverse Change or (ii) any non-compliance is being contested in good faith by appropriate proceedings diligently conducted, and (f) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to constitute a Material Adverse Change. No Event of Default or Potential Default has occurred and is continuing or would result from the performance by any Obligor of its Obligations.

5.2 Borrower; Subsidiaries and Owners; Investment Companies. All of the Equity Interests in the Borrowers outstanding have been duly authorized and validly issued and are fully paid and non-assessable. Schedule 5.2 states as of the Closing Date (a) the name of each Borrower’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of Equity Interests in such Subsidiary, (b) the name of each holder of a Subsidiary Equity Interest in each subsidiary, and the amount thereof, and (c) any options, warrants or other rights outstanding to purchase any such Equity Interests referred to in clause (a) or (b). None of the Borrowers or Subsidiaries of any Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”

5.3 Validity and Binding Effect. This Agreement has been, and each of the other Loan Documents when delivered will have been, (a) duly authorized, validly executed and delivered by each Obligor, and (b) constitutes, or will constitute, legal, valid and binding obligations of each Obligor which is or will be a party thereto, enforceable against such Obligor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity.

5.4 No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Obligor nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (a) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Obligor or (b) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Obligor or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject or by which it is affected, or result in the creation or enforcement of any Lien whatsoever upon any property (now or hereafter acquired) of any Obligor or any of its Subsidiaries (other than Liens granted under the Loan Documents) No consent, approval, exemption, order or authorization of, or a registration or filing with, or notice to, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and performance by, or enforcement against, any Obligor of this Agreement and the other Loan Documents except such as has been obtained or issued.

5.5 Litigation. There are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of any Obligor, threatened in writing against such Obligor or any Subsidiary of such Obligor or any of their properties at law or in equity before any Official Body that (a) individually or in the aggregate would reasonably be expected to result in any Material Adverse Change or (b) state to affect, impact or restate this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby. None of the Obligors or any Subsidiaries of any Obligor is in violation of any order, writ, injunction or any decree of any Official Body that would reasonably be expected to result in any Material Adverse Change.

5.6 Financial Statements. The Company has delivered to the Bank copies of its audited consolidated year-end balance sheet, statement of income or operations, shareholders’ equity and cash flows, for and as of the end of the fiscal year ended February 3, 2024. In addition, the Company has delivered to the Bank copies of its unaudited consolidated interim balance sheet, statement of income or operations, shareholders’ equity and cash flows, as of the end of the fiscal quarter ended August 3, 2024 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements (i) were compiled from the books and records maintained by the Company’s management, (ii) are correct and complete in all material respects, (iii) and fairly represent in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended in accordance with GAAP consistently applied throughout the period covered thereby, subject (in the case of the interim statements) to normal year-end audit adjustments utilized on a consistent basis, and (iv) have been prepared in accordance with GAAP consistently applied throughout the period covered thereby, subject (in the case of the interim statements) to normal year-end audit adjustments utilized on a consistent basis.

5.7 Accuracy of Financial Statements. As of the Closing Date, neither the Company nor any Subsidiary of the Company has any material indebtedness, liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Company or any Subsidiary of the Company that would reasonably be expected to cause a Material Adverse Change. Since February 3, 2024, no Material Adverse Change has occurred.

5.8 Margin Stock. No Obligor nor any Subsidiaries of any Obligor engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Obligors or any Subsidiary of any Obligor holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Obligor or Subsidiary of any Obligor are or will be represented by margin stock.

5.9 Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, report, statement, agreement or other documents or other information (written or oral) furnished by or on behalf of any Obligor to the Bank in connection herewith or therewith or the transactions contemplated hereby or thereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading; provided that in connection with any financial projections, the Borrowers represent only that such projections were prepared in good faith based upon assumptions believed by them to be reasonable at the time when made.

5.10 Taxes. All federal, state, local and other tax returns required to have been filed with respect to each Obligor have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges that have or may become due pursuant to said returns or otherwise levied or imposed upon them, their properties, income or assets which are due and payable, except to the extent that such taxes, fees, assessments and other charges (a) are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made, or (b) would not reasonably be expected to result in any Material Adverse Change.

5.11 Patents, Trademarks, Copyrights, Licenses, Etc. Each Obligor owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Obligor, without known possible, alleged or actual conflict with the rights of others, except as would not reasonably be expected to result in any Material Adverse Change.

5.12 Liens in the Collateral. The Liens in the Collateral granted to the Bank pursuant to the Collateral Documents constitute and will continue to constitute first priority, perfected security interests.

5.13 Insurance. The properties of each Obligor are insured pursuant to policies and other bonds that are valid and in full force and effect and that provide adequate coverage from reputable and financially sound insurers which are not Affiliates of any Obligor in amounts sufficient to insure the assets and risks of each such Obligor in accordance with prudent business practice in the industry of such Obligors in the locations where the applicable Obligors conducts business.

5.14 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Plan is so qualified, or such Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the best knowledge of Company, nothing has occurred which would prevent, or cause the loss of, such qualification. Company and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Official Body, with respect to any Plan that could reasonably be expected to result in a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined pursuant to the assumptions used for funding the Pension Plan for the applicable plan year in accordance with Section 430 of the Code); (iii) neither the Company nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; (v) neither the Company nor any member of the ERISA Group has received notice pursuant to Section

4242(a)(1)(B) of ERISA that a Multiemployer Plan is in reorganization and that additional contributions are due to the Multiemployer Plan pursuant to Section 4243 of ERISA; (vi) neither the Company nor any member of the ERISA Group has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (vii) no Pension Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan or Multiemployer Plan.

5.15 Environmental Matters.

(a) Except as disclosed by any Borrower to Bank in writing prior to the date hereof, each Borrower is and, to the knowledge of each respective Borrower each of its properties and all operations conducted in connection therewith are and have been in compliance with applicable Environmental Laws except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

(b) No Obligor has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws that, if adversely determined, could reasonably be expected, individually or in the aggregate to, result in a Material Adverse Change.

(c) No judicial proceedings or governmental or administrative action is pending, or to the knowledge of the Obligors, threatened, under any Environmental Law to which any Obligor are or will be named as a potentially responsible party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to any Obligor or operations conducted in connection therewith that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

5.16 Solvency. On the Closing Date and after giving effect to the initial Loans hereunder, each of the Obligors is Solvent.

5.17 Sanctions and International Trade Laws. Each Covered Entity, and its directors and officers and employees, and to each Obligor’s knowledge, any agent or affiliate acting on behalf of such Covered Entity: (a) is not a Sanctioned Person; (b) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person; and (c) is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of applicable International Trade Laws. No Covered Entity nor any of its directors, officers, employees, or to the knowledge of any Obligor, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any International Trade Laws, or has received a request for information from any Official Body regarding International Trade Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with applicable International Trade Laws. Each Obligor represents and warrants that there is no Blocked Property pledged as Collateral.

5.18 Anti-Corruption Laws. Each Covered Entity, and its directors and officers, and employees, and to each Obligor’s knowledge, any agent or affiliate acting on behalf of such Covered Entity, is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any other Person to secure any improper advantage or to obtain or retain business. No Covered Entity nor any of its directors, officers, employees, or to the knowledge of any Obligor, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any Anti-Corruption Laws, or has received a request for information from any Official Body regarding Anti-Corruption Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.

5.19 Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to the Bank for each Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. The Borrowers acknowledge and agree that the Certificate of Beneficial Ownership is one of the Loan Documents.

ARTICLE 6

CONDITIONS OF CLOSING, LENDING AND ISSUANCE OF LETTERS OF CREDIT

6.1 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions:

(a) Deliveries. On the Closing Date, the Bank shall have received each of the following in form and substance satisfactory to the Bank:

(i) A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Obligor, certifying as appropriate as to: (A) all action taken by each Obligor to validly authorize, duly execute and deliver this Agreement and the other Loan Documents and attaching copies of such resolution or other corporate or organizational action; (B) the names, authority and capacity of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (D) copies of its organizational documents as in effect on the Closing Date, to the extent applicable, certified as of a sufficiently recent date prior to the Closing Date by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to due organization and the continued valid existence, good standing and qualification to engage in its business of each Obligor in the state of its organization.

(ii) This Agreement and each of the other Loan Documents (other than the Pledge Agreement) duly executed by the parties thereto.

(iii) Evidence that all Indebtedness not permitted under Section 8.1 shall have been paid in full and that all necessary termination statements, release statements and other releases in connection with all Liens (other than Permitted Liens) have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable, in form and substance reasonably satisfactory to the Bank).

(iv) Lien searches in acceptable scope and with acceptable results.

(v) The Statements.

(vi) Certificate of Beneficial Ownership; USA PATRIOT Act Diligence. The Bank shall have received, in form and substance acceptable to the Bank an executed Certificate of Beneficial Ownership and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(vii) Such other documents in connection with such transactions as the Bank or its counsel may reasonably request.

(b) Payment of Fees. The Borrowers shall have paid all fees and expenses payable on or before the Closing Date in Dollars as required by this Agreement or any other Loan Document.

6.2 Initial Loans and Letters of Credit. The obligation of the Bank to make Loans and to issue Letters of Credit hereunder is subject to the performance by each Obligor of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit, the prior satisfaction of the conditions set forth in Section 6.1 above, and to the satisfaction of the following further conditions:

(a) The Pledge Agreement shall have been duly executed and delivered by the parties thereto.

(b) Bank shall have received evidence satisfactory to it that the Collateral subject to the Pledge Agreement has been funded to a minimum Margin Value (as defined in the Pledge Agreement) equal to at least $25,000,000.00, and that such Collateral has been effectively and validly pledged and perfected as contemplated by the Pledge Agreement.

(c) The Sweep Rider shall have been duly executed and delivered by the parties thereto.

6.3 Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (a) the representations, warranties of the Obligors shall then be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event shall be true and correct), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 6.3, the representations and warranties contained in Section 5.6 shall be deemed to refer to the most recent statements furnished pursuant to Section 7.11, (b) no Event of Default or Potential Default shall have occurred and be continuing or would result from such Loan or Letter of Credit or the application of the proceeds thereof, (c) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Obligor or the Bank, (d) no Material Adverse Change shall have occurred since the date of the last audited financial statements of the Company delivered to the Bank, and (e) the Borrowers shall have delivered to the Bank a duly executed and completed Loan Request or an application for a Letter of Credit, as the case may be. Each Loan Request and Letter of Credit application shall be deemed to be a representation that the conditions specified in Section 6.1, Section 6.2, and this Section 6.3 have been satisfied on or prior to the date thereof.

ARTICLE 7

AFFIRMATIVE COVENANTS

Each Borrower hereby covenants and agrees that until the Facility Termination Date, the Borrower shall comply at all times with the following covenants:

7.1 Preservation of Existence, Etc. Each Borrower shall, and shall cause each Obligor to, (a) maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in its jurisdiction of formation and each other jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 8.5 or except to the extent that failure to do so in such other jurisdictions would not reasonably be expected to have a Material Adverse Effect, (b) maintain all licenses, consents, permits, franchises, rights and qualifications necessary for the standard operation of its business, except where the maintenance thereof could not reasonably be expected to result in a Material Adverse Change, and (c) maintain and preserve all intellectual properties, including without limitation trademarks, trade names, patents, copyrights and other marks, registered and necessary for the standard operation of its business except where the maintenance thereof could not reasonably be expected to result in a Material Adverse Change.

7.2 Payment of Liabilities, Including Taxes, Etc. Each Borrower shall, and shall cause each Obligor to, duly pay and discharge (a) all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, (a) are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, or (b) would not reasonably be expected to have a Material Adverse Effect.

7.3 Maintenance of Insurance. Each Borrower shall, and shall cause each Obligor to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary.

7.4 Maintenance of Properties and Leases. Each Borrower shall, and shall cause each Obligor to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Borrower will make or cause to be made all necessary and appropriate repairs, renewals or replacements thereof, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

7.5 Inspection Rights. If an Event of Default has occurred and is continuing, the Company shall, and shall cause Zumiez Services to, permit any of the officers or authorized employees or representatives of the Bank to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, directors and independent accountants, all in such detail and at such times and as often as any of the Bank may reasonably request. Any such inspection shall be at the expense of the Borrowers.

7.6 Keeping of Records and Books of Account. The Company shall, and shall cause each Obligor to, maintain and keep books of record and account that enable the Obligors to issue financial statements in accordance with GAAP consistently applied and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrowers or any Subsidiary of the Borrowers, and in which full, true and correct entries shall be made in all material respects of all financial transactions.

7.7 Compliance with Laws; Use of Proceeds.

(a) Each Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable Laws, including all Environmental Laws, in all respects; except (i) where such compliance with any law is being contested in good faith by appropriate proceedings diligently conducted, and (ii) that it shall not be deemed to be a violation of this Section 7 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief that in the aggregate would constitute a Material Adverse Change.

(b) The Borrowers will use the Letters of Credit and the proceeds of the Loans only for general corporate purposes and as permitted by applicable Law.

7.8 Further Assurances. Each applicable Obligor shall, from time to time, at its expense, faithfully preserve and protect the Bank’s Lien on the Collateral as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Bank in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

7.9 Anti-Corruption Laws, Anti-Money Laundering Laws, and International Trade Laws. Each of the Borrowers covenants and agrees that it shall: (a) immediately notify the Bank in writing upon the occurrence of a Reportable Compliance Event; (b) promptly provide substitute Collateral to the Bank if, at any time, any Collateral becomes Blocked Property; and (c) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws and maintain in effect policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws by each Covered Entity, and its directors and officers, and any employee, agent or affiliate acting on behalf of such Covered Entity in connection with this Agreement.

7.10 Keepwell. Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 7.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.10, or otherwise under this Agreement or any other Loan Document, voidable under applicable Law, including applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 7.10 shall remain in full force and effect until the Facility Termination Date. Each Qualified ECP Loan Party intends that this Section 7.10 constitute, and this Section 7.10 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower for all purposes of Section 1a(18(A)(v)(II) of the CEA.

7.11 Reporting Requirements. The Company will furnish or cause to be furnished to the Bank:

(a) Quarterly Financial Statements. As soon as available and in any event within sixty (60) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Company, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Company as having been prepared in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of notes), consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year (all of which may be provided by means of delivery of the applicable SEC Form 10-Q, which will be deemed delivered upon filing thereof with written notice of such filing to the Bank or by otherwise making such information available to the Bank).

(b) Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, financial statements of the Company consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP consistently applied and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and audited and reported on by independent certified public accountants of nationally recognized standing satisfactory to the Bank (all of which may be provided by means of delivery of the applicable SEC Form 10-K, which will be deemed delivered upon filing thereof with written notice of such filing to the Bank or by otherwise making such information available to the Bank). The opinion or report of accountants shall be prepared in accordance with reasonably acceptable auditing standards and shall be free of any qualification (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur), including without limitation as to the scope of such audit or status as a “going concern” of the Company or any Subsidiary.

7.12 Certificates; Notices; Additional Information. The Borrowers will furnish or cause to be furnished to the Bank:

(a) Default. Promptly after any officer of any Obligor has learned of the occurrence of an Event of Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default, including all specific provisions of this Agreement and any other Loan Document that have been breached, and the action which such Obligor proposes to take with respect thereto.

(b) Material Adverse Change. Promptly after any officer of any Borrower has learned of any matter that could reasonably be expected to result in a Material Adverse Change, including any dispute, litigation, action, suit, proceeding or investigation before or by any Official Body or any other Person against any Borrower or of any material development in any litigation or proceeding affecting a Borrower, written notice thereof (which such written notice may be satisfied by means of delivery of the applicable SEC Form, which will be deemed delivered upon filing thereof with written notice of such filing to the Bank or by otherwise making such information available to the Bank).

(c) Erroneous Financial Information; Change in Accounting. (i) Promptly in the event that the Company or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance, notice setting forth the details thereof and the action which the Company proposes to take with respect thereto (which may be provided by means of delivery of the applicable SEC Form, which will be deemed delivered upon filing thereof with written notice of such filing to the Bank or by otherwise making such information available to the Bank) and (ii) promptly notice in writing of any material change in accounting policies or financial reporting practice by any Borrower or any Subsidiary thereof.

(d) ERISA Event. Promptly upon the occurrence of any ERISA Event, notice in writing setting forth the details thereof and the action which the Company proposes to take with respect thereto.

(e) SEC Filings and other Material Reports. Promptly upon their becoming available to the Company, public SEC filings and other material reports, including SEC Form 8-K, registration statements, proxies, prospectuses, financial statements and other shareholder communications, filed by the Company with the SEC (all of which may be provided by means of delivery of the applicable SEC Form or filing, and which will be deemed delivered upon (i) the posting of such information on the Company’s website or (ii) the making of such information available to the Bank).

(f) Other Information. Such other reports and information as the Bank may from time to time reasonably request within a reasonable time after such request.

7.13 Certificate of Beneficial Ownership and Other Additional Information. Provide to the Bank: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Bank; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to the Bank, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by the Bank from time to time for purposes of compliance by the Bank with applicable Laws (including without limitation the USA PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Bank to comply therewith.

7.14 Post-Closing Covenant. As soon as practicable and in any event within 30 days after the Closing Date, Borrower shall, and shall cause Zumiez Services to, (a) execute and deliver the Pledge Agreement, and (b) fund the Collateral subject to the Pledge Agreement to a minimum Margin Value (as defined in the Pledge Agreement) equal to at least $25,000,000.00 in accordance with the terms of the Pledge Agreement.

ARTICLE 8

NEGATIVE COVENANTS

Each Borrower hereby covenants and agrees that until the Facility Termination Date, each such Borrower will not, and will not permit any Obligor to:

8.1 Indebtedness. At any time create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) existing Indebtedness as of the Closing Date, provided that all material Indebtedness has been disclosed in the Statements or in the notes thereto or otherwise disclosed to the Bank in writing prior to the date hereof (including any refinancings, refundings, extensions or renewals thereof; provided that there is no increase in the principal amount thereof (except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, extension or renewal and by an amount equal to any existing commitments unutilized at the time of such refinancing, refunding, extension or renewal));

(c) Indebtedness incurred with respect to purchase money security interests and capitalized leases in an aggregate not to exceed $20,000,000.00 at any time outstanding;

(d) any (i) Bank Provided Interest Rate Hedge, (ii) Bank Provided Foreign Currency Hedge, (ii) other Interest Rate Hedge or Foreign Currency Hedge approved by the Bank or (iii) Indebtedness under any Other Lender Provided Financial Service Product; provided however, the Borrowers shall enter into an Interest Rate Hedge or Foreign Currency Hedge only for hedging (rather than speculative) purposes;

(e) other Indebtedness in an aggregate amount not to exceed $5,000,000.00 at any time outstanding; and

(f) Guaranties with respect to any Indebtedness permitted pursuant to clauses (a), (b), (c) and (e) of this Section 8.1.

8.2 Liens. At any time create, incur, assume or suffer to exist any Lien on any of the Collateral, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

8.3 Loans and Investments. At any time make or suffer to remain outstanding any Investment, except:

(a) all existing Investments as of the Closing Date and disclosed in the Statements or in the notes thereto or otherwise disclosed to the Bank in writing prior to the date hereof;;

(b) Investments by the Company and its Subsidiaries in their Subsidiaries outstanding on the Closing Date;

(c) all Investments made in accordance with the Company’s investment policy as adopted by the board of directors of the Company, a copy of which has been provided to the Bank and shall be provided to Bank from time to time upon written request from Bank to the Company;

(d) Investments in the Company’s Subsidiaries following the Closing Date in an aggregate amount not to exceed $30,000,000 at any time outstanding so long as no Event of Default exists or would occur as a result of such Investment;

(e) trade credit extended on usual and customary terms in the ordinary course of business;

(f) advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(g) Permitted Investments;

(h) guarantees permitted by Section 8.2;

(i) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; and

(j) in addition to any other Investment permitted under this Section 8.3, Investments in an aggregate amount not to exceed $10,000,000 at any time outstanding so long as no Event of Default exists or would occur as a result of such Investment.

8.4 Dividends and Related Distributions. Make any Restricted Payment, or agree to make any Restricted Payment, if an Event of Default under any of Sections 9.1(a) or 9.1(k) has occurred and is continuing or would result therefrom, except that Zumiez Services and any Foreign Borrower may make Restricted Payments to the Company.

8.5 Liquidations, Mergers, Consolidations, Acquisitions. Dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or Equity Interests of any other or consummate an LLC Division; provided that (a) any Domestic Subsidiary may merge, consolidate or liquidate with or into the Company (provided that the Company shall be the surviving entity of any such merger, consolidation or liquidation) and any Foreign Subsidiary may merge, consolidate or liquidate with or into any Foreign Borrower (provided that such Foreign Borrower shall be the surviving entity of any such merger, consolidation or liquidation), (b) the Company may acquire all of the assets or equity interests of any other Obligor or any Domestic Subsidiary or Foreign Subsidiary, and (c) any merger or consolidation shall be permitted in order to consummate an Investment expressly permitted in Section 8.3(d); provided that (i) if the Company is a party to any such merger or consolidation, the Company is the continuing or surviving Person, and (ii) if any Obligor (other than the Company) is a party to such merger or consolidation, such Obligor is the continuing or surviving Person.

8.6 Continuation of or Change in Business. Engage in any business other than substantially as conducted and operated by it as of the Closing Date and businesses substantially related, incidental or ancillary thereto.

8.7 Fiscal Year. Change its fiscal year from its current fiscal year in effect or make any material change in its accounting treatment or reporting practices (except as required by GAAP).

8.8 Changes to Material Documents. Amend its certificate of incorporation, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in a manner that would be would be materially adverse to the Bank without obtaining the prior written consent of the Bank.

8.9 Anti-Corruption Laws, Anti-Money Laundering Laws, and International Trade Laws. Do any of the following, nor permit any of its or their respective directors, officers, employees, agents, or affiliates acting on its or their behalf in connection with this Agreement to: (a) become a Sanctioned Person; (b) directly or indirectly, provide, use, or make available the proceeds of any Loan hereunder (i) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (iii) in any manner that could result in a violation by any Person (including the Bank, any underwriter, advisor, investor, or otherwise) of Anti-Corruption Law, Anti-Money Laundering, or International Trade Laws or (iv) in violation of any applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (c) repay the Loan with Blocked Property or funds derived from any unlawful activity; or (d) permit any Collateral to become Blocked Property.

ARTICLE 9

DEFAULT

9.1 Events of Default. An Event of Default means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

(a) Payments Under Loan Documents. Any Borrower shall fail to pay, when and as required to be paid herein, and in the Currency required hereunder, (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Obligation, or (ii) any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any fee or other amount owing hereunder or under the other Loan Documents not described in the preceding clause (i) within three (3) Business Days following the due date therefor; or

(b) Breach of Warranty. Any representation or warranty made or deemed made at any time by any of the Obligors herein or by any of the Obligors in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect (unless already qualified by materiality) as of the time it was made, deemed made or furnished; or

(c) Breach of Certain Covenants. Any of the Obligors shall default in the observance or performance of any covenant contained in Section 7.1 [Preservation of Existence, etc.], Section 7.7(b) [Use of Proceeds], Section 7.9 [Anti-Corruption Laws, Anti-Money Laundering Laws, and International Trade Laws], Section 7.11 [Reporting Requirements], Section 7.12 [Certificates; Notices; Additional Information], Section 7.14 [Post-Closing Covenant], or Article 8 [Negative Covenants]; or

(d) Breach of Other Covenants. Any of the Obligors shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of 30 days; or

(e) Defaults in Other Agreements or Indebtedness. A breach, default or event of default shall occur at any time under the terms of any one or more other agreements involving borrowed money or the extension of credit or any other Indebtedness under which any Obligor may be obligated as a borrower or guarantor in an aggregate principal amount (for all such agreements) in excess of $2,500,000.00, and such breach, default or event of default either (i) consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any such Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or (ii) causes, or permits the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f) Final Judgments or Orders. Any final judgments or orders for the payment of money in excess of $2,500,000.00 in the aggregate shall be entered against any Obligor by a court having jurisdiction in the premises, and with respect to which either (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal, satisfaction, or otherwise, is not in effect; or

(g) Loan Document Unenforceable. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Obligor contests in any manner the validity or enforceability of any provision of any Loan Document; or any Obligor denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or it is or becomes unlawful for a Obligor to perform any of its obligations under the Loan Documents or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby; or

(h) Proceedings Against Assets. The Collateral is attached, seized, levied upon or subjected to a writ or distress warrant; or such outcome within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter; or

(i) Events Relating to Pension Plans and Multiemployer Plans. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of the Company or any member of the ERISA Group under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000.00, or the Company or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized withdrawal liability is in excess of $1,000,000.00; or

(j) Change of Control. A Change of Control shall occur; or

(k) Relief Proceedings; Solvency; Attachment. Either (i) a Relief Proceeding shall have been instituted against any Obligor or a substantial part of the assets of any Obligor and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Obligor institutes, or takes any action in furtherance of, a Relief Proceeding, (iii) any Obligor ceases to be Solvent or admits in writing its inability to pay its debts as they mature or (iv) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Obligor and is not released, vacated or fully bonded within thirty (30) days after its issue or levy.

9.2 Consequences of Event of Default.

(a) Generally. If any Event of Default specified under Section 9.1 shall occur and be continuing, the Bank shall be under no further obligation to make Loans or issue Letters of Credit, and the Bank may take any or all of the following actions:

(i) declare the commitment of the Bank to make Loans or to issue, amend or extend Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii) require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest-bearing account with Bank, as Cash Collateral for its Obligations under the Loan Documents, an amount equal to the Dollar Equivalent of the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrowers hereby pledge to the Bank, and grants to the Bank a security interest in, all such cash as security for such Obligations; and

(iv) exercise all rights and remedies available to it under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Obligor under the Bankruptcy Code of the United States, the obligation of the Bank to make Loans and any obligation of the Bank to issue, amend or extend any Letter of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Obligor to provide cash collateral as specified in clause (iii) above shall automatically become effective, in each case without further act of the Bank.

(b) Set-off. If an Event of Default shall have occurred and be continuing, the Bank and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Bank or any such Affiliate to or for the credit or the account of any Obligor against any and all of the Obligations of such Obligor now or hereafter existing under this Agreement or any other Loan Document to the Bank or such Affiliate, irrespective of whether or not the Bank or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Obligors may be contingent or unmatured or are owed to a branch or office of the Bank different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of the Bank, and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Bank and its Affiliates may have. The Bank agrees to notify the Company promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.3 Application of Proceeds. From and after the date on which the Bank has taken any action pursuant to Section 9.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as specified in the proviso to Section 9.2(a)) and until the Facility Termination Date, any and all proceeds received on account of the Obligations shall (subject to Section 9.2(a)(iii)) be applied as follows:

(a) First, to payment of that portion of the Obligations constituting fees (other than Letter of Credit Fees), indemnities, expenses and other amounts (other than principal and interest) payable to the Bank under the Loan Documents, including attorney fees;

(b) Second, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and Reimbursement Obligations;

(c) Third, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Products;

(d) Fourth, to Cash Collateralize any undrawn amounts under outstanding Letters of Credit (to the extent not otherwise cash collateralized pursuant to this Agreement); and

(e) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order specified above.

ARTICLE 10

MISCELLANEOUS

10.1 Modifications, Amendments or Waivers. No modification, amendment or waiver of, or consent to any departure by the Borrowers from, any provision of this Agreement will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Notwithstanding the foregoing, the Bank may modify this Agreement or any of the other Loan Documents for the purposes of completing missing content or correcting erroneous content, without the need for a written amendment, provided that the Bank shall send a copy of any such modification to the Company (which notice may be given by electronic mail). No notice to or demand on the Borrowers will entitle the Borrowers to any other or further notice or demand in the same, similar or other circumstance.

10.2 No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Bank in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The enumeration of the rights and remedies of the Bank specified in this Agreement is not intended to be exhaustive and the exercise by the Bank of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No reasonable delay or failure to take action on the part of the Bank in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.

10.3 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all documented out-of-pocket expenses incurred by the Bank and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Bank), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Bank, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all documented out-of-pocket expenses incurred by the Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all documented out-of-pocket expenses incurred by the Bank (including the reasonable fees, charges and disbursements of any counsel for the Bank), and shall pay all fees and time charges for attorneys who may be employees of the Bank, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable and documented out-of-pocket expenses of the Bank regular employees and agents engaged periodically to perform audits of the Borrowers’ books, records and business properties in accordance with the terms of Section 7.5.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Bank and each Related Party of the Bank (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from (and shall reimburse each Indemnitee as the same are incurred), any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any affiliate of any such party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any affiliate of any such party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers have obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 10.3(a) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such liability or damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(d) Payments. All amounts due under this Section 10.3 shall be payable not later than ten (10) days after demand therefor.

(e) Survival. Each party’s obligations under this Section 10.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

10.4 Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day, such payment shall be due on the next Business Day (except as otherwise set forth herein) and such extension of time shall be included in computing interest and fees, except that the Loans under the Revolving Credit Facility shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

10.5 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrowers, to Zumiez Inc. at 4001 204th St. SW, Lynnwood, WA 98036, Attention of Graham Merrill (Email: grahamm@zumiez.com; Telephone No. 425-953-1652);

(ii) if to the Bank, to PNC Bank, National Association at 10500 NE 8th Street, 20th Floor, Bellevue, WA 98004, Attention of Antonio D. Mason (Email: antonio.mason@pnc.com; Telephone No. 206-274-3045);

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Bank. The Bank or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Bank otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

10.6 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.7 Duration; Survival. All representations and warranties of the Borrowers contained herein or made in connection herewith shall survive the execution and delivery of this Agreement and the completion of the transactions hereunder, and shall continue in full force and effect until the Facility Termination Date. All covenants and agreements of the Borrowers contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those specified in the Notes, Section 5 and Section 10.3, shall survive the Facility Termination Date. All other covenants and agreements of the Borrowers shall continue in full force and effect from and after the Closing Date and until the Facility Termination Date.

10.8 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder (including, in each case, by way of an LLC Division) without the prior written consent of the Bank. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided herein and, to the extent expressly contemplated hereby, the Related Parties of the Bank) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Bank. At any time, without any notice to the Borrowers, the Bank may sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of the Bank’s interest in the Loans. The Borrowers hereby authorizes the Bank to provide, without any notice to the Borrowers, any information concerning the Borrowers, including information pertaining to any Borrower’s financial condition, business operations or general creditworthiness, to any assignee of or participant in or any prospective assignee of or participant in all or any part of the Bank’s interest in the Loans.

(c) Certain Pledges; Successors and Assigns Generally. The Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank.

10.9 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any prior confidentiality agreements and commitments. Except as provided in Article 6, this Agreement shall become effective when it shall have been executed by the Bank and when the Bank shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transactions Act as adopted in the State of Washington, or any other similar state Laws based on the Uniform Electronic Transactions Act.

(c) Confidential Information. In connection with the Obligations, this Agreement and the other Loan Documents, the Bank and the Borrowers will be providing to each other, whether orally, in writing or in electronic format, nonpublic, confidential or proprietary information (collectively, “Confidential Information”). Each of the Borrowers and the Bank agrees (i) to hold the Confidential Information of the other in confidence; and (ii) not to disclose or permit any other person or entity access to the Confidential Information of the other party, except for disclosure or access (a) to a party’s affiliates and its or their employees, officers, directors, agents, representatives, (b) to other third parties that provide or may provide ancillary support relating to the Obligations, this Agreement and/or the other Loan Documents, (c) in connection with the exercise of any remedies or enforcement of rights under this Agreement or any action or proceeding relating to the Obligations, this Agreement and/or the other Loan Documents, (d) to its external or internal auditors or regulatory authorities, or (e) upon the order of a court or other governmental agency having jurisdiction over a party. It is understood and agreed that the obligation to protect such Confidential Information shall be satisfied if the party receiving such Confidential Information utilizes the same control (but no less than reasonable) as it does to avoid disclosure of its own confidential and valuable information. It is also understood and agreed that no information shall be within the protection of this Agreement where such information: (w) is or becomes publicly available through no fault of the party to whom such Confidential Information has been disclosed, (x) is released by the originating party to anyone without restriction, (y) is rightly obtained from third parties who are not, to such receiving party’s knowledge, under an obligation of confidentiality, or (z) is required to be disclosed by subpoena or similar process of applicable law or regulations.

For the purposes of this Agreement, Confidential Information of a party shall include, without limitation, any financial information, scientific or technical information, design, process, procedure or improvement and all concepts, documentation, reports, data, data formats, specifications, computer software, source code, object code, user manuals, financial models, screen displays and formats, software, databases, inventions, knowhow, showhow and trade secrets, whether or not patentable or copyrightable, whether owned by a party or any third party, together with all memoranda, analyses, compilations, studies, notes, records, drawings, manuals or other documents or materials which contain or otherwise reflect any of the foregoing information.

Each of the Borrowers and the Bank agrees to return to the other or destroy all Confidential Information of the other upon the termination of this Agreement; provided, however, each party may retain such limited information for customary archival and audit purposes only for reference with respect to prior dealings between the parties subject at all times to the continuing terms of this Section 10.9.

Each of the Borrowers and the Bank agrees not to use the other’s name or logo in any marketing, advertising or related materials, without the prior written consent of the other party.

10.10 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly specified therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of Washington. Each standby Letter of Credit issued under this Agreement shall be subject, as applicable, to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Bank, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of Washington without regard to its conflict of laws principles.

Each Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Bank or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Washington sitting in King County, and of the United States District Court of the Western District of Washington, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Washington State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or their properties in the courts of any jurisdiction.

(b) Waiver of Venue. Each Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.5. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by the Bank of any judgment or order obtained in any forum or jurisdiction.

(d) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.11 Mutual Negotiations. This Agreement and the other Loan Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Loan Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Loan Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

10.12 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-down and Conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-down and Conversion powers of the applicable Resolution Authority.

10.13 USA PATRIOT Act Notice. The Bank hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of Borrowers and other information that will allow the Bank to identify the Borrowers in accordance with the USA PATRIOT Act. The Borrowers shall, promptly following a request by the Bank, provide all documentation and other information that the Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.14 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Bank could purchase the first currency with such other currency on the appropriate Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Bank hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the appropriate Business Day following receipt by the Bank of any sum adjudged to be so due in the Judgment Currency, the Bank may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Bank from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Bank against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Bank in such Currency, the Bank agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under Applicable law).

10.15 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swaps or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity/Bank/FSI that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States.

As used in this Section 10.15, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity/Bank/FSI” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D)

10.16 Statutory Notice. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

ATTEST:	BORROWERS:

ZUMIEZ INC.

By:
	Name:	Chris K. Visser
	Title:	Chief Legal Officer and Secretary

ZUMIEZ EUROPE HOLDING GMBH

By:
	Name:	Chris K. Visser
	Title:	Managing Officer

BLUE TOMATO GMBH

By:
	Name:	Richard Brooks
	Title:	Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BANK:

PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]